Exhibit 16.1

June 20, 2014

Securities & Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Onvia, Inc.’s Form 8-K dated June 20, 2014, and have the following comments:

1.	We agree with the statements made in paragraphs 1 through 4.

2.	We have no basis on which to agree or disagree with the statements made in paragraph 5.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington